INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective
Amendment No. 23 to Registration Statement (No. 33-48605) of The 59 Wall Street Fund, Inc. on behalf of The 59 Wall Street U.S. Equity Fund, The 59 Wall Street Tax Efficient Equity Fund, The 59 Wall Street Inflation-Indexed Securities Fund, The 59 Wall Street International Equity Fund (four of the series constituting The 59 Wall Street Fund, Inc.) and International Equity Portfolio of our reports dated December 17, 1999 in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to us under the heading "Financial Highlights" appearing in the Prospectus, which is also a part of such Registration Statement.

/S/DELOITTE & TOUCHE LLP
Boston, Massachusetts
February 28, 2000